EXHIBIT 2.1(b)

                                  RESTATED

                        CERTIFICATE OF INCORPORATION

                                     OF

                            MOTIENT CORPORATION



         FIRST:   The name of the Corporation is MOTIENT CORPORATION.

         SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, and the name of its registered agent at that address is The Corporation Trust Company.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, including specifically to act as the registered agent of its wholly owned subsidiaries.

         FOURTH:

         A. Authorized Capital Stock. The total number of shares of all classes of stock which the Corporation shall be authorized to issue shall be three hundred million (300,000,000) shares, which shares shall be divided into three classes; the first class, consisting of two hundred seventy-five million (275,000,000) of said shares, shall be of a par value of $.01 per share and shall be designated common stock ("Common Stock"); the second class, consisting of ten million (10,000,000) of said shares, shall be of a par value of $.01 per share and shall be designated non-voting common stock ("Non-Voting Common Stock" and, together with the Common Stock, the "Corporation Common Stock"); and the third class, consisting of fifteen million (15,000,000) of said shares shall be of a par value of $.01 per share and shall be designated Series Preferred Stock ("Series Preferred Stock"). The rights, powers, privileges and limitations of the Common Stock and the Non-Voting Common Stock shall be in all respects identical, share for share, except that (i) the conversion rights of the Non-Voting Common Stock and the Common Stock differ as set forth in Article FOURTH, Paragraph C.5 hereof and (ii) other than as otherwise provided by law or herein, the holders of the Non-Voting Common Stock shall not have any voting power (with respect to the election of directors or otherwise) or be entitled to receive any notice of meetings of stockholders

         B. Series Preferred Stock Generally. The Series Preferred Stock may be issued from time to time by the board of directors as herein provided in one or more series. The designations, relative rights, preferences and limitations with respect to the Series Preferred Stock, and with respect to the shares of each series thereof, may, to the extent permitted by law, be similar to or may differ from those of any other series. The board of directors of the Corporation is hereby expressly granted authority, subject to the provisions of this Article FOURTH, to issue from time to time Series Preferred Stock in one or more series, and to fix from time to time before issuance thereof, by filing of a certificate pursuant to the General Corporation Law of the State of Delaware, the number of shares in each such series, and all designations, relative rights (including the right, to the extent permitted by law, to convert into shares of any class or into shares of any series of any class), preferences and limitations of the shares in each such series, including, but without limiting the generality of the foregoing, the following:

         1. The number of shares to constitute such series (which number may at any time, or from time to time, be increased or decreased by the board of directors, notwithstanding that shares of the series may be outstanding at the time of such increase or decrease, unless the board of directors shall have otherwise provided in creating such series) and the distinctive designation thereof;

         2. The dividend rate on the shares of such series, whether or not dividends on the shares of such series shall be cumulative and the date or dates, if any, from which dividends thereon shall be cumulative;

         3. Whether or not the shares of such series shall be redeemable, and, if redeemable, the date or dates upon or after which they shall be redeemable and the amount or amounts per share payable thereon in the case of the redemption thereof, which amount may vary at different redemption dates or otherwise as permitted by law;

         4. The right, if any, of holders of shares of such series to convert the same into, or exchange the same for, shares of Corporation Common Stock or other securities as permitted by law, and the terms and conditions of such conversion or exchange, as well as provisions for adjustment of the conversion rate in such events as the board of directors shall determine;

         5. The amount per share payable on the shares of such series upon the voluntary and involuntary liquidation, dissolution or winding up of the Corporation;

         6. Whether the holders of shares of such series shall have voting power, full or limited, in addition to the voting powers provided by law, and, in case additional voting powers are accorded, to fix the extent thereof; and

         7. Generally to fix the other rights and privileges and any qualifications, limitations or restrictions on such rights and privileges of such series, provided, however, that no such rights, privileges, qualifications, limitations or restrictions shall be in conflict with the Certificate of Incorporation of the Corporation or with the resolution or resolutions adopted by the board of directors providing for the issue of any series of which there are shares then outstanding.

         C. Series A Preferred Stock. Ten million (10,000,000) shares of the Series Preferred Stock shall be designated the Series A Voting Convertible Preferred Stock, $0.01 par value per share (the "Series A Voting Preferred Stock") and one million five hundred thousand (1,500,000) shares of the Series Preferred Stock shall be designated the Series A Non-Voting Convertible Preferred Stock, $0.01 par value per share (the "Series A Non-Voting Preferred Stock", and, together with the Series A Voting Preferred Stock, the "Series A Preferred Stock"). The relative rights, privileges and limitations of the Series A Voting Preferred Stock and the Series A Non-Voting Preferred Stock shall be in all respects identical, share for share, except that (i) the conversion rights of the Series A Voting Preferred Stock and Series A Non-Voting Preferred Stock differ as set forth in Article FOURTH, Paragraph C.5 hereof and (ii) other than as otherwise provided by law or herein, the holders of the Series A Non-Voting Preferred Stock shall not have any voting power with respect to the election of directors or otherwise or be entitled to receive any notice of meetings of stockholders. The following is a statement of the preferences, voting powers, qualifications and special or relative rights and privileges of the Series A Convertible Preferred Stock.

         1. The authorized number of shares constituting the Series A Voting Preferred Stock shall be ten million (10,000,000). The authorized number of shares constituting the Series A Non-Voting Preferred Stock shall be one million five hundred thousand (1,500,000).

         2. Except as may be otherwise provided by law or the Certificate of Incorporation, the Series A Voting Preferred Stock shall vote together with the holders of Common Stock as a single class on all actions to be taken by the stockholders of the Company. Each share of Series A Voting Preferred Stock shall entitle the holder thereof to such number of votes per share on each such action as shall equal the number of shares of Common Stock into which each share of Series A Voting Preferred Stock is convertible at the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of the stockholders is solicited.

         3. In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a "Liquidation"), the holders of Series A Preferred Stock then outstanding shall be entitled to receive out of the available assets of the Corporation, whether such assets are stated capital or surplus of any nature, an amount on such date equal to $20.00 per share of Series A Preferred Stock (the "Liquidation Preference"). Such payment shall be made before any payment shall be made or any assets distributed to the holders of any class or series of the Corporation Common Stock or any other class or series of the Corporation's capital stock ranking junior as to liquidation rights to the Series A Preferred Stock. If upon any such liquidation, dissolution or winding up of the Corporation the assets available for payment of the Liquidation Preference are insufficient to permit the payment to the holders of the Series A Preferred Stock of the full preferential amounts described in this paragraph, then all the remaining available assets shall be distributed among the holders of the then outstanding Series A Preferred Stock pro rata according to the number of then outstanding shares of Series A Preferred Stock held by each holder thereof.

         4. Except as otherwise set forth herein, the holders of the Series A Preferred Stock shall not be entitled to receive any distribution with respect to the shares of Series A Preferred Stock.

         5. The Series A Preferred Stock shall be convertible into Corporation Common Stock as follows:

              (a) Right to Convert. At any time, and from time to time, the holder of any shares of Series A Voting Preferred Stock shall have the right, at the option of the holder, to convert each share of Series A Preferred Stock into a number of fully paid and nonassessable shares of Common Stock of the Corporation (as such shares are constituted on the effective date of this Restated Certificate of Incorporation) determined by dividing the Liquidation Preference by the then current Conversion Price (as herein defined). At any time, and from time to time, the holder of any shares of Series A Non-Voting Preferred Stock shall have the right, at the option of the holder, to convert each share of Series A Non-Voting Preferred Stock into a number of fully paid and nonassessable shares of Non-Voting Common Stock of the Corporation (as such shares are constituted on the effective date of this Restated Certificate of Incorporation) determined by dividing the Liquidation Preference by the then current Conversion Price. Upon a Liquidation of the Corporation, the right of conversion shall terminate at the close of business on the business day immediately preceding the date fixed for payment of the amount distributable on the Series A Preferred Stock. The holder of a share or shares of Series A Preferred Stock may exercise the conversion right as to any share or shares of Series A Preferred Stock by delivering to the Corporation, during regular business hours, or to the office of any transfer agent of the Corporation for the Common Stock or at such other office or agency as may be designated by the Corporation in writing to the holders of Series A Preferred Stock, the certificate or certificates for the shares to be converted, duly endorsed in blank or assigned to the Corporation, and accompanied by written notice stating that the holder elects to convert such shares. Conversion shall be deemed to have been effected on the date when such written notice and the endorsed stock certificate or certificates are received by the Corporation (the "Optional Conversion Date").

              (b) Automatic Conversion.

                   (i) Conversion of Series A Preferred Stock to Corporation Common Stock. Each share of Series A Voting Preferred Stock shall automatically be converted into a number of fully paid and nonassessable shares of Common Stock of the Corporation (as such shares are constituted on the effective date of this Restated Certificate of Incorporation) determined by dividing the Liquidation Preference by the then current Conversion Price immediately following the satisfaction of the Conversion Condition (as hereinafter defined) without any further action by the holders of such shares and whether or not the certificate representing such shares are surrendered to the Corporation or its transfer agent (an "Automatic Conversion Event" and the date of such Automatic Conversion Event being hereinafter referred to as the "Automatic Conversion Date"). Each share of Series A Non-Voting Preferred Stock shall automatically be converted into a number of fully paid and nonassessable shares of Non-Voting Common Stock of the Corporation (as such shares are constituted on the effective date of this Restated Certificate of Incorporation) determined by dividing the Liquidation Preference by the then current Conversion Price upon an Automatic Conversion Event. The Corporation shall not be obligated to issue certificates evidencing the shares of Corporation Common Stock issuable upon such conversion unless certificates evidencing such shares of Series A Preferred Stock so converted are either delivered to the Corporation or its transfer agent or the holder notifies the Corporation or its transfer agent in writing that such certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith. For purposes of this Article FOURTH, Paragraph C.5(b), the term "Conversion Condition" shall mean (i) that the weighted average of the trading prices of the Common Stock for each of ten (10) consecutive trading days on the principal domestic security exchange (including, for purposes hereof, the Nasdaq National Market) on which the same is listed on any trading day shall equal or exceed the Conversion Price or (ii) in the event the Common Stock is not so listed, but is otherwise listed on the Nasdaq Stock Market, that the average of the representative bid and ask prices quoted on the Nasdaq Stock Market as of 4:00 p.m., New York City time, equals or exceeds the Conversion Price for each of ten (10) consecutive trading days. Upon the conversion of the Series A Preferred Stock pursuant to this paragraph, the Corporation shall promptly send written notice thereof, by registered or certified mail, return receipt requested and postage prepaid, by hand delivery or by overnight delivery, to each holder of record of Series A Preferred Stock at his address then shown on the records of the Corporation, which notice shall state that the Series A Preferred Stock has been converted and certificates evidencing shares of Series A Preferred Stock must be surrendered at the office of the Corporation (or of its transfer agent for the Common Stock, if applicable). The "Conversion Price" shall initially be $3.125 and shall be adjusted in accordance with the terms herein.

                   (ii) Conversion of Series A Non-Voting Preferred Stock to Series A Voting Preferred Stock. Each share of Series A Non-Voting Preferred Stock shall automatically be converted into one fully paid and nonassessable share of Series A Voting Preferred Stock immediately upon and simultaneously with the satisfaction of the Apollo Conversion Condition (as hereinafter defined) with respect to such share without any further action by the holders of such shares and whether or not the certificate representing such shares is surrendered to the Corporation or its transfer agent. The Corporation shall not be obligated to issue certificates evidencing the shares of Series A Voting Preferred Stock issuable upon such conversion unless (A) certificates evidencing such shares of Series A Non-Voting Preferred Stock so converted are either delivered to the Corporation or its transfer agent or the holder notifies the Corporation or its transfer agent in writing that such certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith and (B) the applicable Apollo Person (as defined below) executes and delivers to the Corporation a certificate that the Apollo Conversion Condition has been satisfied. For purposes of this Article FOURTH, Paragraph C.5(b), the term "Apollo Conversion Condition" shall mean, with respect to any share, that Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P., AIF IV/RRRR LLC, any affiliate of any of the foregoing, and any other person or entity who along with any of the foregoing entities or affiliates shall constitute a "person" (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) (the "Apollo Persons") has transferred such share (including without limitation "beneficial ownership" of such share (within the meaning of Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934, as amended)) to a third party who is not an Apollo Person.

                   (iii) Conversion of Non-Voting Common Stock to Common Stock. Each share of Non-Voting Common Stock shall automatically be converted into one fully paid and nonassessable share of Common Stock immediately upon and simultaneously with the satisfaction of the Apollo Conversion Condition with respect to such share without any further action by the holders of such shares and whether or not the certificate representing such shares is surrendered to the Corporation or its transfer agent. The Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless
(A) certificates evidencing such shares of Non-Voting Common Stock so converted are either delivered to the Corporation or its transfer agent or the holder notifies the Corporation or its transfer agent in writing that such certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith and (B) the applicable Apollo Person executes and delivers to the Corporation a certificate that the Apollo Conversion Condition has been satisfied.

              (c) Certain Adjustments.

                   (i) Splits, Combinations and Stock Dividends. If, at any time while the Series A Preferred Stock is outstanding:

                        (A) the Corporation subdivides its outstanding shares of Corporation Common Stock into a greater number of shares or combines its outstanding shares of Corporation Common Stock into a smaller number of shares, then the conversion rights described above then in effect immediately prior to such action shall be adjusted so that the holder of shares of Series A Preferred Stock thereafter converted may receive the number of shares of Corporation Common Stock which such holder would have owned immediately following such action if such holder had converted the shares of Series A Preferred Stock immediately prior to such action, and the Conversion Price shall be adjusted to that price determined by multiplying the Conversion Price then in effect immediately prior to the date of such subdivision or combination by a fraction (I) the numerator of which shall be the total number of shares of Corporation Common Stock outstanding immediately prior to such subdivision or combination and (II) the denominator of which shall be the total number of shares of Corporation Common Stock outstanding immediately after such subdivision or combination. The adjustment shall become effective immediately after the effective date of the subdivision or combination.

                        (B) the Corporation shall pay a dividend payable in shares of Corporation Common Stock, then the conversion rights described above then in effect immediately prior to such dividend shall be adjusted so that the holder of shares of Series A Preferred Stock thereafter converted may receive the number of shares of Corporation Common Stock which such holder would have owned immediately following such dividend if such holder had converted the shares of Series A Preferred Stock on the record date for the determination of stockholders entitled to receive such dividend and the Conversion Price shall be adjusted, from and after the date of determination of stockholders entitled to receive such dividend, to that price determined by multiplying the Conversion Price then in effect immediately prior to such date of such dividend by a fraction (I) the numerator of which shall be the total number of shares of Corporation Common Stock outstanding immediately prior to such dividend and (II) the denominator of which shall be the total number of shares of Corporation Common Stock outstanding immediately after such dividend.

                   (ii) Reorganization, Reclassification, Consolidation or Merger. In case of any reorganization, reclassification or change of the outstanding shares of Corporation Common Stock or any consolidation or merger of the Corporation with or into another entity (where the Corporation is not the surviving entity or where there is a change in, exchange or conversion of, or distribution with respect to, the Corporation Common Stock other than a change from par value to no par value, or as a result of a subdivision or combination of shares), effected in such a way that holders of Corporation Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Corporation Common Stock, then, as a condition of such reorganization or reclassification or consolidation or merger, lawful and adequate provisions shall be made whereby each holder of a share or shares of Series A Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Corporation Common Stock immediately theretofore receivable upon the conversion of such share or shares of Series A Preferred Stock, such share or shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Corporation Common Stock equal to the number of shares of such Corporation Common Stock immediately theretofore receivable upon conversion had such reorganization or reclassification or consolidation or merger not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof shall thereafter be applicable, as nearly as may be, in relation to any share or shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights. The provisions of this subparagraph shall apply to successive reorganizations, reclassifications, consolidations or mergers.

         6. Issuance of Certificates; Time Conversion Effected. As promptly as practicable after the Optional Conversion Date or the Automatic Conversion Date, as the case may be, and the surrender of the relevant certificate representing the Series A Preferred Stock, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of full shares of Corporation Common Stock to which such holder is entitled, registered in the name of the holder, and at the address designated by such holder and payment for any fractional share of Corporation Common Stock otherwise deliverable. The person in whose name the certificate or certificates for Corporation Common Stock are to be issued shall be deemed to have become a stockholder of record on such Optional Conversion Date or Automatic Conversion Date, as the case may be, unless the transfer books of the Corporation are closed on such Optional Conversion Date or Automatic Conversion Date, as the case may be, in which event, such person shall be deemed to have become a stockholder of record of Corporation Common Stock on the next succeeding date on which the transfer books are open, but the Conversion Price shall be that in effect on such Optional Conversion Date or Automatic Conversion Date, as the case may be.

              (a) Partial Conversion. In case the number of shares of Series A Preferred Stock evidenced by the certificate or certificates surrendered pursuant to Article FOURTH, Paragraph C.5(a) exceeds the number of shares converted, the Corporation shall, upon conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates evidencing the number of shares of Series A Preferred Stock evidenced by the certificate or certificates surrendered which are not to be converted.

              (b) Fractional Shares. The Corporation shall not be required to issue any fraction of a share of Corporation Common Stock upon conversion of any shares of Series A Preferred Stock. If more than one share of Series A Preferred Stock shall be surrendered for conversion at one time by the same holder or if more than one share of Series A Preferred Stock held by the same holder shall be converted in an Automatic Conversion, the number of full shares of Corporation Common Stock issuable upon conversion thereof shall be computed on the basis of the total number of shares of Series A Preferred Stock surrendered or converted in the Automatic Conversion, as the case may be. If any fractional interest in a share of Corporation Common Stock would otherwise be deliverable upon conversion, the Corporation shall make an adjustment therefor in cash based upon the then-current fair market value of a share of Corporation Common Stock.

              (c) Payment of Taxes Upon Conversion. The issuance of Corporation Common Stock on conversion of Series A Preferred Stock shall be without charge to the converting holder of the Series A Preferred Stock for any tax in respect to the issuance thereof, but the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares in any name other than that of the holder of record on the books of the Corporation of shares of Series A Preferred Stock converted, and the Corporation shall not be required to issue or deliver any such certificate for shares of Corporation Common Stock unless and until the person requesting the issuance shall have paid to the Corporation the amount of such tax or shall have established to the reasonable satisfaction of the Corporation that such tax has been paid.

              (d) Capital Stock Fully Paid and Nonassessable Upon Conversion. Shares of Corporation Common Stock issued on conversion of shares of the Series A Preferred Stock shall be issued as fully paid shares and shall be nonassessable. The Corporation shall at all times reserve and keep available for issuance upon conversion of the Series A Preferred Stock such number of full shares of Corporation Common Stock as shall be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock. Shares of Series A Voting Preferred Stock issued on conversion of shares of the Series A Non-Voting Preferred Stock shall be issued as fully paid shares and shall be nonassessable. The Corporation shall at all times reserve and keep available for issuance upon conversion of the Series A Non-Voting Preferred Stock such number of full shares of Series A Voting Preferred Stock as shall be sufficient to effect the conversion of all outstanding shares of Series A Voting Preferred Stock. Shares of Common Stock issued on conversion of shares of the Non-Voting Common Stock shall be issued as fully paid shares and shall be nonassessable. The Corporation shall at all times reserve and keep available for issuance upon conversion of the Common Stock such number of full shares of Common Stock as shall be sufficient to effect the conversion of all outstanding shares of Non-Voting Common Stock.

              (e) No Reissuance of Series A Preferred Stock. Shares of Series A Preferred Stock which are converted into shares of Corporation Common Stock as provided herein or otherwise acquired by the Corporation shall not be reissued under any circumstances. Shares of Series A Non-Voting Preferred Stock which are converted into shares of Series A Voting Preferred Stock as provided herein or otherwise acquired by the Corporation shall not be reissued under any circumstances.

              (f) Notice of Adjustment. Whenever the number of shares of the Corporation Common Stock into which each share of the Series A Preferred Stock is convertible is adjusted as provided in this Certificate, the Corporation shall promptly mail to the holders of record of the outstanding shares of the Series A Preferred Stock at their respective addresses, as the same shall appear on the books of the Corporation, a notice stating that the number of shares of the Corporation Common Stock into which each share of the Series A Preferred Stock is convertible has been adjusted and setting forth the new number of shares of the Corporation Common Stock (or describing the new stock, securities, cash or other property) into which each share of the Series A Preferred Stock is convertible, as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof, and when such adjustment became effective.

         D. Voting.

         1. On all matters upon which holders of Common Stock are entitled or permitted to vote, every holder of Common Stock shall be entitled to one
(1) vote in person or by proxy for each share of Common Stock standing in such holder's name on the transfer books of the Corporation.

         2. Except as otherwise specifically provided in the certificate filed pursuant to law with respect to any series of Series Preferred Stock or as otherwise provided by law, the Series Preferred Stock (other than the Series A Voting Preferred Stock, which shall have the voting rights set forth in Article FOURTH, Paragraph C and Article ELEVENTH) shall not have any right to vote on any matters submitted to the stockholders of the Corporation, including, without limitation, the election of directors. In all instances in which voting rights are granted to Series Preferred Stock or any series thereof, such Series Preferred Stock or series shall vote as provided in the certificate filed pursuant to law with respect to any series of Series Preferred Stock or as otherwise provided by law.

         E. Dividends. The holders of Corporation Common Stock shall be entitled to receive dividends and distributions of the Corporation when and as declared by the board of directors out of funds legally available therefor. Dividends on the outstanding Series Preferred Stock of each series (other than the Series A Preferred Stock) shall be declared and paid or set apart for payment before any dividends shall be declared and paid or set apart for payment on the Corporation Common Stock with respect to the same dividend period. Dividends on any shares of Series Preferred Stock shall be cumulative only if and to the extent set forth in a certificate filed pursuant to law. After dividends on all shares of Series Preferred Stock (other than the Series A Preferred Stock), including cumulative dividends if and to the extent any such shares shall be entitled thereto, shall have been declared and paid or set apart for payment with respect to any dividend period, then and not otherwise as long as any shares of Series Preferred Stock (other than the Series A Preferred Stock) shall remain outstanding, dividends may be declared and paid or set apart for payment with respect to the same dividend period on the Corporation Common Stock out of the assets or funds of the Corporation legally available therefor. In the event the Board of Directors of the Corporation declares a dividend or makes a distribution to the holders of shares of Corporation Common Stock (other than a dividend payable or distribution made in shares of Corporation Common Stock, in which case the provisions of subparagraph
(c)(i)(B) shall apply), the Board of Directors shall at the same time declare a dividend or make a distribution for the holders of shares of Series A Preferred Stock payable at the same time, in the same manner and for the same type of dividend or distribution as the dividend or distribution on the Corporation Common Stock in an amount for each share of Series A Preferred Stock equal to the dividend payable or distribution made on the number of shares of Corporation Common Stock into which such shares of Series A Preferred Stock may be converted. No dividend may be declared and paid or set apart for payment on any share of Series A Voting Preferred Stock or Series A Non-Voting Preferred Stock, unless an equivalent dividend is declared and paid or set apart for payment on each share of Series A Preferred Stock and vice versa; provided, however, that in such an event a stock dividend payable in Series A Preferred Stock shall be payable in Series A Non-Voting Preferred Stock to Series A Non-Voting Preferred Stock and Series A Voting Preferred Stock to Series A Voting Preferred Stock. No dividend may be declared and paid or set apart for payment on any share of Common Stock or Non-Voting Common Stock, unless an equivalent dividend is declared and paid or set apart for payment on each share of Corporation Common Stock and vice versa; provided, however, that in such an event a stock dividend payable in Corporation Common Stock shall be payable in Common Stock to Common Stock and in Non-Voting Common Stock to Non-Voting Common Stock.

         F. Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, each series of Series Preferred Stock shall have preference and priority over the Corporation Common Stock for payment of the amount to which each outstanding series of Series Preferred Stock shall be entitled in accordance with the provisions thereof and each holder of Series Preferred Stock shall be entitled to be paid in full such amount, or have a sum sufficient for the payment in full set aside, before any payments shall be made to the holders of Corporation Common Stock. If upon liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or the proceeds thereof, distributable among the holders of the shares of all series of Series Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid, then such assets, or the proceeds thereof, shall be distributed among such holders ratably in accordance with the respective amounts which would be payable if all amounts payable thereof were paid in full. After the holders of the Series Preferred Stock of each series shall have been paid in full the amounts to which they respectively shall be entitled, or a sum sufficient for the payment in full set aside, the remaining net assets of the Corporation, after payment or provision for payment of the debts of the Corporation, shall be distributed pro rata to the holders of the Corporation Common Stock, to the exclusion of the holders of Series Preferred Stock. A consolidation or merger of the Corporation with or into another corporation or corporations, or a sale, whether for cash, shares of stock, securities or properties, of all or substantially all of the assets of the Corporation, shall not be deemed or construed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Article FOURTH, unless, in connection with such merger, consolidation or sale of all or substantially all assets of the Corporation, the stockholders of the Corporation specifically determine that such transaction be deemed a liquidation.

         G. Term. The Series A Preferred Stock shall be perpetual and may not be redeemed by the Corporation unless such redemption by the Corporation is expressly authorized herein and consummated in accordance with the provisions specified herein; provided, however, that, for the avoidance of doubt, the Corporation may repurchase or retire or otherwise acquire the Series A Preferred Stock from a holder thereof, pursuant to a voluntary transaction between the Corporation and such holder.

         H. Redemption of Series Preferred Stock. In the event that Series Preferred Stock of any series shall be made redeemable as provided in Article FOURTH, Paragraph B.3, the Corporation, at the option of the board of directors, may redeem at any time or times, and from time to time, all or any part of any one or more series of Series Preferred Stock outstanding by paying for each share the then applicable redemption price fixed by the board of directors as provided herein, plus an amount equal to accrued and unpaid dividends to the date fixed for redemption, upon such notice and terms as provided in the certificates filed pursuant to law with respect to such series of Series Preferred Stock.

              FIFTH: At all elections of directors of the Corporation, each holder of Common Stock and Series A Voting Preferred Stock shall be entitled to as many votes as shall equal the number of votes which (except for such provision as to cumulative voting) such holder would be entitled to cast for the election of directors multiplied by the number of directors to be elected, and such holder may cast all of such votes for a single director or may distribute such votes among the number of directors to be voted for, or for any two or more of them as such holder may see fit.

              The number of directors shall be such number as from time to time shall be fixed by, or in the manner provided in, the Bylaws of the Corporation; provided, that no decrease in the number of directors shall have the effect of shortening the term of any incumbent director. All directors shall be elected at each election of directors by the holders of Common Stock. Elections of directors need not be by written ballot.

              SIXTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided as follows:

         1. Except as otherwise expressly provided in this Certificate of Incorporation or the bylaws, all actions of the board of directors shall be taken upon or pursuant to the affirmative vote of a majority of the directors present at a meeting at which a quorum is present.

         2. The affirmative vote of the holders of two-thirds of the votes entitled to be cast by the holders of the issued and outstanding shares of Common Stock and Series A Voting Preferred Stock, voting together as a single class, shall be required to approve any of the following actions:

              a. the merger or consolidation of the Corporation with or into any other entity;

              b. the dissolution, liquidation or winding up of the Corporation; or

              c. the sale, exchange, or lease of all or substantially all of the Corporation's property and assets.

              SEVENTH: No fractional shares of Corporation Common Stock shall be issued by the Corporation. In lieu of any fractional shares to which a holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value per share of such Corporation Common Stock.

              EIGHTH: If and to the extent permitted by the provisions governing amendment of the bylaws contained therein, the board of directors is authorized to make, repeal, alter, amend and rescind the bylaws of the Corporation.

              NINTH: To the fullest extent permitted by the General Corporation Law of Delaware or any other applicable laws presently or hereafter in effect, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this Article NINTH shall not adversely affect any right or protection of a director of the Corporation existing immediately prior to such repeal or modification.

              TENTH: Each person who is or was a director or officer of the Corporation shall be indemnified by the Corporation to the fullest extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws as presently or hereafter in effect. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article TENTH. Any repeal or modification of this Article TENTH shall not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.

              ELEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate, in the manner now or hereafter prescribed by statute and this Certificate, and all rights conferred on stockholders herein are granted subject to this reservation. This Certificate may not be amended, modified, rendered ineffective or repealed except by the vote of the holders of a majority of the votes entitled to be cast by the holders of issued and outstanding shares of Common Stock and Series A Voting Preferred Stock, voting together as a class. Other classes or series of stock shall not be entitled to vote on any such amendment, modification or other change, unless and to the extent required by applicable law; provided, however, that so long as shares of the Series A Preferred Stock shall be outstanding and unless the approval of a greater number of shares of the Series A Preferred Stock shall then be required by law, without first obtaining the consent or approval of the holders of a majority of the votes entitled to be cast by the holders of the then outstanding shares of the Series A Preferred Stock, voting as a single class separately from the holders of any other class or series of the capital stock of the Corporation, given in person or by proxy at a meeting at which the holders of shares of the Series A Preferred Stock shall be entitled to vote, or by written consent of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, the Corporation shall not amend this Certificate of Incorporation or the bylaws of the Corporation, in a manner that adversely affects the rights, preferences or privileges of the shares of Series A Preferred Stock; provided, further however, that the creation of any other class of Series Preferred Stock with rights, privileges, qualifications, limitations or restrictions on par or greater than the Series A Preferred Stock shall be deemed not to adversely affect the rights, preferences or privileges of the Series A Preferred Stock or otherwise require the approval of the Series A Preferred Stock in any manner whatsoever, unless such Series Preferred Stock is created and issued in exchange for or as a dividend or distribution on shares of Common Stock.

              TWELFTH: The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.